CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 10-K of Marine Drive Mobile Corp. for the year ended September 30, 2012, of our report dated January 2, 2012 relating to the financial statements for the years ended September 30, 2011 and 2010, and for the period from January 18, 2007 (date of inception) to September 30, 2011 listed in the accompanying index.

/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPA’s, Inc. Murray, Utah February 19, 2013